TIDAL ETF TRUST 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 255 and No. 256, to the Registration Statement on Form N-1A of Tidal ETF Trust and to the use of our report dated January 29, 2025 on the financial statements and financial highlights of SP Funds S&P 500 Sharia Industry Exclusions ETF, SP Funds Dow Jones Global Sukuk ETF and SP Funds S&P Global REIT Sharia ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2024 Annual Financial Statements in Form N-CSR which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 25, 2025